Exhibit 99.1

McMoRan Exploration Co. Reports

Third-Quarter and Nine-Month 2003 Results and

Updates Gulf of Mexico Drilling Activities

HIGHLIGHTS

•

Progress in shallow water, deep gas exploration and development activities at OCS 310 and Louisiana State Lease 340 area:

o

The JB Mountain Offset development well at South Marsh Island Block 223 is drilling below 20,900 feet proceeding towards its proposed total depth of 22,000 feet.  Drilling data to date indicates we have encountered objective sands structurally high to the original JB Mountain well as anticipated.

o

The Hurricane (JB Mountain Intermediate) prospect exploratory well at South Marsh Island Block 217, has reached 15,200 feet and is drilling to a total proposed depth of 17,000 feet to evaluate primary objectives.

o

Development of the Mound Point Offset well at Louisiana State Lease 340 is now substantially complete, and the initial production from the well commenced in early-October 2003 at a rate of approximately 30 million cubic feet of gas equivalent per day (Mmcfe/d).  The well is estimated to have a potential of producing 50 Mmcfe/d.

o

Production from the initial JB Mountain well has recently approached 50 Mmcfe/d.   Additional facilities are expected to be installed during the first quarter of 2004, which would be capable of handling additional production capacity.

•

Advanced efforts to establish the Main Pass Energy HubTM as one of the first U.S. offshore liquefied natural gas (LNG) projects.

•

Preparing to drill additional near-term exploration prospects on the shelf of the Gulf of Mexico.

•

Completed $130 million 6% Convertible Senior Note Offering in July 2003.

•

McMoRan’s unrestricted cash balance on October 20, 2003 approximated $100 million.

NEW ORLEANS, LA, October 21, 2003 – McMoRan Exploration Co. (NYSE:MMR) today reported a net loss of $19.3 million, $1.16 per share, for the third quarter of 2003 compared with a net loss of $10.3 million, $0.64 per share for the third quarter of 2002.  McMoRan’s net loss from its continuing operations totaled $11.4 million, $0.71 per share, during the third quarter of 2003, compared with a net loss of $12.6 million, $0.82 per share for the same period in the prior year.

Summary Financial Table	Third Quarter		Nine Months
	2003	2002	2003	2002
	(In thousands, except per share amounts)
Revenues	$3,850	$9,785	$11,317	$34,771
Operating income (loss)	(10,492)	(12,573)	(22,149)	10,800
Income (loss) from continuing operations	(11,403)	(12,621)	(23,051)	10,261
Income (loss) from discontinued operations	(7,506)	2,853	(9,957)	1,537
Cumulative effect adjustment	-	-	22,162	-
Net income (loss) applicable to common stock	(19,339)	(10,256)	(12,159)	11,261
Diluted net income (loss) per share: Continuing operations	$(0.71)	$(0.82)	$(1.48)	$0.55
Discontinued operations	(0.45)	0.18	(0.60)	0.08
Cumulative effect adjustment	-	-	1.34	-
Applicable to common stock	$(1.16)	$(0.64)	$(0.74)	$0.63
Diluted average shares outstanding [a]	16,716	16,041	16,535	18,698

a.

Assumes the conversion of 1.4 million shares of 5% convertible preferred stock into 7.3 million shares of McMoRan common stock from issuance (June 21, 2002) to September 30, 2002, or approximately 2.7 million weighted average shares of McMoRan common stock for the nine months ended September 30, 2002.  There is no assumed conversion for the third quarter of 2002 because the net loss for the period would make conversion anti-dilutive.  With respect to the 2003 periods, the diluted earnings per share calculations exclude the assumed conversion of McMoRan’s convertible preferred stock and stock warrants (issued in December 2002 and September 2003) into a total of approximately 9.2 million shares of McMoRan common stock because the loss from continuing operations would make such conversion of the instruments anti-dilutive.  Diluted earnings per share for each of the 2003 periods presented also exclude the assumed conversion of McMoRan’s $130 million of convertible senior notes into approximately 9.1 million shares of its common stock because the conversion price of $14.25 per share exceeded the average price of McMoRan’s common stock and the loss from continuing operations makes the conversion of these senior notes anti-dilutive.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “We remain focused on the deep shelf opportunities located within our large Gulf of Mexico inventory of exploration acreage.   Our discoveries at JB Mountain and Mound Point confirm the existence of hydrocarbons located in large structures at depths greater than 15,000 feet beneath the shallow waters of the Gulf of Mexico.   We have significant opportunities for further exploration and development drilling on the approximate 80,000-acre prospective area in OCS 310 and Louisiana State Lease 340.  In addition, we continue to actively pursue opportunities to establish our Main Pass Energy HubTM project as one of the first U.S. offshore LNG facilities.”

Further information about McMoRan’s key operational and financial developments and convertible note offering are discussed below.

OIL & GAS OPERATIONAL UPDATE:

Production from the South Marsh Island Block 223 (JB Mountain prospect) well commenced in early-June 2003, and production has recently approximated 50 Mmcfe/d.  On June 14, 2003, drilling of a second well at JB Mountain commenced.   This development well, the JB Mountain Offset, is currently drilling below 20,900 feet and has a total depth of 22,000 feet.  Drilling data to date indicates we have encountered objective sands structurally high to the original JB Mountain well substantially as anticipated in the pre-drill geological prognosis.  The log-while-drilling (LWD) tool being used in drilling this well has provided only intermittent data.  Wireline logs will be run at total depth to evaluate the well.

The Louisiana State Lease 340 (Mound Point Offset) well was drilled earlier this year to a total depth of 19,000 feet.  The well has encountered 120 feet of net gas pay in three sands.    Development activities were substantially completed during the third quarter of 2003, with initial production from the well commencing in early October 2003 at a gross rate of approximately 30 Mmcfe/d.   The well is estimated to have the potential of producing approximately 50 Mmcfe/d.

The JB Mountain and Mound Point deep-gas prospects are located in water depths of 10-feet in an area where McMoRan is a participant in an exploration farm-out program with El Paso Production Company (El Paso) which currently controls approximately 45,000 acres within an approximate 80,000-acre exploratory area, including portions of OCS Lease 310 and portions of the adjoining Louisiana State Lease 340.  The program currently holds a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect and a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect.  As previously reported, under terms of the program, the operator is funding all of the costs attributable to McMoRan’s interests in four prospects, including the JB Mountain and Mound Point Offset prospects, and will own all of the program’s interests until the program’s aggregate production from the four prospects totals 100 billion cubic feet of gas equivalent (Bcfe) attributable to the program’s net revenue interest, at which point 50 percent of the program’s interests would revert to McMoRan. Under the terms of this program, all exploration and development costs associated with the program’s interest in any future wells in these areas will be funded by El Paso during the period prior to when McMoRan’s potential reversion occurs.   Two of the four prospects in the program were determined by the operator to be non-commercial, and the operator has elected to reassign the acreage related to these prospects to McMoRan.

The exploratory well at the Hurricane (JB Mountain Intermediate) prospect commenced drilling on August 25, 2003, and is currently drilling below 15,200 feet, with total proposed depth of 17,000 feet.  The Hurricane prospect, located on South Marsh Island Block 217 (which is part of OCS 310) approximately two miles northwest of the JB Mountain discovery well, will target the intermediate sands seen in the JB Mountain well.  McMoRan has an agreement with the operator, whereby the operator will fund all drilling costs of this exploration well and McMoRan will have an election at total depth to participate for 50 percent of the operator’s interest in the future activities on this well and the surrounding 9,500-acre area.  Pursuant to this agreement, if McMoRan joins at total depth, McMoRan would participate in any production from this well immediately and the production would be excluded from the 100 Bcfe sharing arrangement described above.

McMoRan’s current exploration acreage position consists of approximately 305,000 gross acres, including approximately 80,000 gross acres in the OCS 310/State Lease 340 area.  We have identified 20 high-potential, high-risk prospects, most of which are deep gas targets in the shallow waters of the Gulf of Mexico near existing production infrastructure.  We have identified six near-term prospects outside the OCS 310/State Lease 340 area involving approximately $60 million of exploratory drilling costs.  We are developing plans to drill the prospects and are considering opportunities for others to participate in these operations.

McMoRan plans to commence drilling an exploratory well at the Raven/Gunnison prospect on Garden Banks Block 625 in the fourth quarter of 2003.  McMoRan is in discussions with third parties to participate in this deep-test well of 22,000 feet total vertical depth.

POTENTIAL MAIN PASS ENERGY HUBTM  PROJECT:

McMoRan is actively pursuing the establishment of an energy hub, consisting of a natural gas receipt, processing, storage and distribution facility and an offshore support hub for deepwater oil and gas operations, at its discontinued sulphur mining facilities at Main Pass Block 299 in the Gulf of Mexico.  McMoRan refers to this project as the Main Pass Energy HubTM Project.  McMoRan has completed conceptual engineering for the project and is preparing a license application to be filed with the U.S. Coast Guard to authorize it to receive, process, store and distribute LNG and natural gas at the facilities.  McMoRan intends to file its application with the U.S. Coast Guard in early 2004.

A terminal for natural gas at Main Pass could potentially be used to receive, process, store and distribute LNG offshore using Main Pass' existing facilities and the significant storage capacity in its two-mile diameter salt dome.  Advantages of the Main Pass facility include its close proximity to shipping channels and pipelines, timing of construction and operating cost advantages over other proposed new projects.  In addition, the offshore location of the Main Pass terminal would serve to mitigate the security, safety and environmental issues faced by onshore facilities.  McMoRan is engaged in discussions regarding commercial arrangements for the project in parallel with the permitting process.

TRANSACTION WITH K1 USA:

McMoRan has amended its arrangements with K-Mc Venture I LLC (K-Mc I) regarding K-Mc I’s rights to acquire the Main Pass Energy HubTM project.  K-Mc I is a joint venture owned one-third by McMoRan and two-thirds by K1 USA Energy Production Corporation (K1 USA), an affiliate of k1 Ventures Limited.  Under the terms of the amended agreement, K1 USA has the right to participate in the project for 15 percent of McMoRan’s equity participation in the project in return for agreeing to fund 15 percent of McMoRan’s contributions in the future financing of the project.  As consideration for the amendments,  McMoRan has granted to K1 USA warrants, negotiated under the terms of the original joint venture transaction, to acquire 0.76 million shares of common stock at $5.25 per share.  K-Mc I will continue to own the oil facilities at Main Pass 299.  In connection with the warrants issued to K1 USA in September 2003, McMoRan recorded a charge of approximately $6.2 million, which represented the fair value of the warrants as determined using the Black-Scholes valuation method on the date of their issuance.

FINANCIAL RESULTS:

During the third quarter of 2003, McMoRan’s operating loss totaled $10.5 million, including $7.1 million of costs (including the $6.2 million related to the issuance of the stock warrants discussed above) associated with the permitting, design and financing plans necessary to establish the Main Pass Energy HubTM and a $3.4 million loss from its oil and gas operations. The loss from McMoRan’s oil and gas operations primarily reflects lower production volumes associated with the Eugene Island Block 193 C-1 well being shut in since July 2003 and the deferral of certain remedial operations until the fourth quarter of 2003 and early 2004.  During the third quarter of 2002, McMoRan incurred an operating loss from its oil and gas operations of $12.6 million, which included impairment charges of $8.5 million.

McMoRan’s operating loss for the nine months ended September 30, 2003 totaled $22.1 million, including a $15.1 million operating loss associated with its oil and gas activities.  The loss from the oil and gas activities during the nine months ended September 30, 2003 reflects lower production volumes, a $4.0 million leasehold impairment charge, $2.1 million in charges associated with certain stock-based awards and $0.9 million of non-productive exploratory well costs.  For the nine months ended September 30, 2002, McMoRan’s operating income from its oil and gas operations totaled $10.8 million, which included $30.1 million of gains associated with dispositions of certain ownership interests in its oil and gas properties during the first half of 2002 and $8.5 million of impairment charges.

As previously reported, McMoRan’s earnings for the nine-month 2003 period reflects its adoption of Statement of Financial Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” During the first-quarter of 2003 McMoRan recorded a gain of $22.2 million, $1.34 per share, reflecting the cumulative effect of the change in accounting principle.  Approximately $19.4 million, $1.18 per share, of the gain was associated with McMoRan’s closed sulphur facilities, with the remainder related to its oil and gas operations.

REVENUES/PRODUCTION:

During the third quarter of 2003, McMoRan’s sales volumes totaled 0.5 billion cubic feet (“Bcf”) of gas and 38,500 barrels of oil compared with 1.0 Bcf of gas and 254,900 barrels of oil during the third quarter of 2002, including 235,000 barrels from Main Pass 299, which was acquired by K-Mc I in December 2002.  McMoRan’s net average daily production totaled approximately 8 million cubic feet per day of equivalent gas and oil production (“Mmcfe/d”) during the third quarter of 2003.  McMoRan expects that its average net daily production will approximate 11 Mmcfe in the fourth quarter of 2003, reflecting the anticipated completion of certain remedial operations at its Vermilion Block 160 field.

 McMoRan’s oil and gas revenues during the third quarter of 2003 benefited from higher average realizations than those received during the third quarter of 2002.  McMoRan’s third-quarter comparable average realizations for gas averaged $5.04 per thousand cubic feet (Mcf) in 2003 and $3.10 per Mcf in 2002; for oil, excluding Main Pass, $30.23 per barrel in 2003 and $27.98 per barrel in 2002.

DISCONTINUED OPERATIONS:

McMoRan’s discontinued operations resulted in a net loss of $7.5 million during the third quarter of 2003, including an estimated $5.7 million loss on the ultimate disposition of its remaining sulphur railcars, as well as retiree-related costs associated with former sulphur employees and caretaking and insurance costs for the closed sulphur facilities.  McMoRan’s discontinued sulphur operations resulted in a net income of $2.9 million during the third quarter of 2002, which included a $5.2 million gain associated with the a reduction in the estimated costs to dismantle and remove the Phase I Main Pass structures and net charges of $1.8 million, primarily for an accrual for the termination of a specific rail car lease.   The Phase I reclamation activities at Main Pass 299 have been substantially completed.

6% CONVERTIBLE SENIOR NOTES:

As previously announced, in early July 2003, McMoRan completed a $130 million private placement of 6% convertible senior notes due July 2, 2008.  Net proceeds from the notes totaled approximately $123 million, of which approximately $23 million has been used to purchase U.S. government securities held in escrow to pay the first six semi-annual interest payments due during the next three years.  The notes are convertible into shares of McMoRan’s common stock at a conversion price of $14.25 per share, representing a 25 percent premium over the closing price on June 26, 2003 of McMoRan’s shares.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  Additional information on McMoRan is available our Internet website mcmoran.com.

                                      -----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; the economic potential of properties; estimated exploration costs; the potential Main Pass Energy HubTM project and the related permitting process. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the feasibility of the potential Main Pass Energy HubTM and the ability to obtain significant project financing and regulatory approvals for such project. Such factors and others are more fully described in more detail in McMoRan’s 2002 Annual Report on Form 10-K and McMoRan’s recent Registration Statement on Form S-3, both on file with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com.  A conference call with securities analysts about the third-quarter 2003 results is scheduled for today at 10:00 AM Eastern Time.  The conference call will be broadcast on the Internet.  Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”.   A replay of the call will be available through Friday, November 21, 2003.

Exhibit 99.2

McMoRan EXPLORATION CO.

STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
	(In Thousands, Except Per Share Amounts)
Revenues	$3,850	$9,785	$11,317	$34,771
Costs and expenses:
Production and delivery costs	1,165	7,437	4,912	20,127
Depreciation and amortization	2,914	6,207	6,298	16,804
Exploration expenses	917	7,090	8,593	11,643
General and administrative expenses	2,273	1,624	6,590	5,481
Start-up costs for Main Pass Energy HubTM a	7,073	-	7,073	-
Gain on disposition of oil and gas properties	-	-	-	(30,084)[b]
Total costs and expenses	14,342	22,358	33,466	23,971
Operating income (loss)	(10,492)	(12,573)	(22,149)	10,800
Interest expense	(2,295)	(151)	(2,297)	(694)
Other income, net	1,384	103	1,396	162
Provision for income taxes	-	-	(1)	(7)
Income (loss) from continuing operations	(11,403)	(12,621)	(23,051)	10,261
Income (loss) from discontinued sulphur operations	(7,506)[c]	2,853	(9,957)	1,537
Net income (loss) before cumulative effect of change in accounting principle	(18,909)	(9,768)	(33,008)	11,798
Cumulative effect of change in accounting principle	-	-	22,162	-
Net income (loss)	(18,909)	(9,768)	(10,846)	11,798
Preferred dividends and amortization of convertible preferred stock issuance costs	(430)	(488)	(1,313)	(537)
Net income (loss) applicable to common stock	$(19,339)	$(10,256)	$(12,159)	$11,261

Net income (loss) per share of common stock:
Basic net income (loss) from continuing operations	$(0.71)	$(0.82)	$(1.48)	$0.61
Basic net income (loss) from discontinued sulphur operations	(0.45)	0.18	(0.60)	0.10
Before cumulative effect of change in accounting principle	(1.16)	(0.64)	(2.08)	0.71
Cumulative effect of change in accounting principle	-	-	1.34	-
Basic net income (loss) per share of common stock	$(1.16)	$(0.64)	$(0.74)	$0.71

Diluted net income (loss) from continuing operations	$(0.71)	$(0.82)	$(1.48)	$0.55
Diluted net income (loss) from discontinued sulphur operations	(0.45)	0.18	(0.60)	0.08
Before cumulative effect of change in accounting principle	(1.16)	(0.64)	(2.08)	0.63
Cumulative effect of change in accounting principle	-	-	1.34	-
Diluted net income (loss) per share of common stock	$(1.16)	$(0.64)	$(0.74)	$0.63

Average common shares outstanding:
Basic	16,716	16,041	16,535	15,978
Diluted	16,716	16,041	16,535	18,698

a

.

Represents costs associated with the pursuit of establishing the Main Pass Energy HubTM.  Amount includes a $6.2 million charge for the fair value of warrants representing 0.76 million shares of McMoRan common stock at $5.25 per share, which were granted to K1 USA Energy Production Corporation for their agreeing to reduce their right to participate in the project to 15 percent.

b.

Includes a  $29.2 million gain on three oil and gas properties McMoRan sold in February 2002 and a $0.8 million gain from the disposition of McMoRan’s interests in the West Cameron Block 616 field in June 2002.

c.

Includes $5.7 million charge to record the estimated loss on the ultimate disposal of the remaining sulphur rail cars, following receipt of notification from a third party of their intention to terminate a sublease agreement covering the rail cars.

I

McMoRan EXPLORATION CO.

OPERATING DATA (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Sales volumes:
Gas (thousand cubic feet, or Mcf)	479,100	1,004,900	1,405,100	5,228,300	[a]
Oil, excluding Main Pass (barrels)	38,500	19,900	74,200	110,000	[b]
Oil from Main Pass (barrels) [c]	-	235,000	4,200	762,300
Plant products (equivalent barrels) [d]	3,000	8,200	10,300	23,600
Average realizations:
Gas (per Mcf)	$ 5.04	$ 3.10	$ 5.72	$ 2.82
Oil, excluding Main Pass (per barrel)	30.23	27.98	30.87	23.76
Oil from Main Pass (per barrel)	-	24.73	24.09	21.59

a.

Sales volumes include 856,000 Mcf of gas associated with oil and gas properties sold in February 2002.

b.

Sales volumes include 18,500 barrels of oil associated with the oil and gas properties sold in February 2002.

c.

The K-Mc I Joint Venture acquired the Main Pass oil operations in December 2002.  Amounts during 2003 represent sale of remaining Main Pass product inventory.

d.

Results include approximately $0.2 million and $0.5 million of revenues associated with plant products (ethane, propane, butane, etc.) during the third quarter of 2003 and nine months ending September 30, 2003, respectively, compared with $0.2 million and $0.7 million of plant product revenues in the comparable periods last year.

II

McMoRan EXPLORATION  CO.

CONDENSED BALANCE SHEETS (Unaudited)

	September 30,		December 31,
	2003		2002
	(In Thousands)
ASSETS
Cash and cash equivalents, continuing operations	$104,768		$12,907
Cash and cash equivalents from discontinued sulphur operations, $1.0 million and $0.9 million restricted at September 30, 2003 and December 31, 2002, respectively	956		2,316
Restricted investments	7,800	[a]	-
Accounts receivable	4,862		13,645
Inventories	-		120
Prepaid expenses	269		791
Current assets from discontinued sulphur operations, excluding cash	419		449
Total current assets	119,074		30,228
Property, plant and equipment, net	33,184		37,895
Sulphur business assets, net	312		355
Restricted investments and cash	18,963	[a]	3,500
Other assets	6,645	[a]	470
Total assets	$178,178		$72,448

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$4,156		$5,246
Accrued liabilities	4,055		5,092
Accrued interest	1,950		-
Current portion of accrued oil and gas reclamation costs	264		878
Current portion of accrued sulphur reclamation costs	2,550		8,126
Current liabilities from discontinued sulphur operations	9,620	[b]	5,481
Other	-		328
Total current liabilities	22,595		25,151
6% Convertible Senior Notes	130,000	[a]	-
Accrued sulphur reclamation costs	11,541	[c]	30,421
Accrued oil and gas reclamation costs	7,463		7,116
Postretirement medical benefits obligation	22,011		21,564
Other long-term liabilities	18,876		18,854
Mandatorily redeemable convertible preferred stock	31,125	[d]	33,773
Stockholders' deficit	(65,433)		(64,431)
Total liabilities and stockholders' deficit	$178,178		$72,448

a.

Includes amounts associated with issuance of $130 million of 6% convertible senior notes in July 2003.  Restricted investments include $22.9 million of U.S. Treasury Notes, including $7.8 million classified as current, to be used to pay the first six semi-annual interest payment with the first payment being due on January 2, 2004.   Other assets include note issuance costs of $7.0 million, net of amortization of $0.4 million.

b.

Includes $5.7 million estimated loss accrual on the ultimate disposition of McMoRan’s remaining sulphur railcars.

c.

Decrease reflects the adoption of Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” effective January 1, 2003.  This accounting standard requires that all asset retirement obligations be calculated based on a prescribed methodology that considers assumptions about future inflation rates, interest rates used to discount the obligation to present value and market risk premiums.   Because obligations calculated using this methodology were less than amounts previously accrued, the recorded obligations were reduced by $19.4 million on January 1, 2003.  Interest accretion charges are reflected after January 1, 2003 to increase the liability to what is expected to be paid upon ultimate reclamation of the facilities.  Total interest accreted for the nine months ended September 30, 2003 totaled $1.0 million, with the $0.4 million associated with our oil and gas operations included in depletion, depreciation and amortization expense and the $0.6 million associated with our sulphur reclamation obligations included in loss from discontinued operations.

d.

Amount represents the proceeds from the sale of 1.4 million shares of 5% convertible preferred stock, par value $25 per share, net of issuance costs of $1.2 million, less 0.1 million shares subsequently converted into common stock.

III

McMoRan EXPLORATION CO.

STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2003	2002
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$(10,846)	$11,798
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Income) loss from discontinued sulphur operations	9,957	(1,537)
Depreciation and amortization	6,298	16,804
Exploration drilling and related expenditures	4,924	8,487
Gain on disposition of oil and gas properties	-	(30,084)
Cumulative effect of change in accounting principle	(22,162)	-
Compensation expense associated with stock-based awards	2,009	-
Stock warrants granted to K1 USA Energy Production Corporation	6,220	-
Amortization of deferred financing costs	346	-
Change in assets and liabilities:		-
Oil & gas reclamation and mine shutdown expenditures	(342)	(728)
Other	270	27
(Increase) decrease in working capital:
Accounts receivable	8,687	3,403
Accounts payable and accrued liabilities	(3,335)	(11,515)
Inventories and prepaid expenses	642	231
(Increase) decrease in working capital	5,994	(7,881)
Net cash provided by (used in) continuing operations	2,668	(3,114)
Net cash used in discontinued sulphur operations	(6,849)	(7,367)
Net cash used in operating activities	(4,181)	(10,481)

Cash flow from investing activities:
Exploration, development and other capital expenditures	(4,494)	(13,893)
Purchase of restricted investments	(22,991)	-
Proceeds from disposition of oil and gas properties	-	60,000
Net cash (used in) provided by continuing operations	(27,485)	46,107
Net cash provided by discontinued sulphur operations	189	58,583
Net cash (used in) provided by investing activities	(27,296)	104,690

Cash flow from financing activities:
Proceeds from 6% convertible senior notes offering	130,000	-
Net proceeds from equity offering	-	33,750
Repayment of borrowings on oil and gas credit facility	-	(49,657)
Dividends paid on convertible preferred stock	(1,233)	(486)
Financing costs	(6,987)	-
Exercise of stock options and other	199	205
Net cash provided by (used in) continuing operations	121,979	(16,188)
Net cash used in discontinued sulphur operations	-	(55,000)
Net cash provided by (used in) financing activities	121,979	(71,188)
Net increase in cash and cash equivalents	90,502	23,021
Net increase in restricted cash of discontinued sulphur operations	(16)	(2,266)
Net increase in unrestricted cash and cash equivalents	90,486	20,755
Cash and cash equivalents at beginning of year	14,282	500
Cash and cash equivalents at end of period	$104,768	$21,255

IV